      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1999
                                                      REGISTRATION NO. 333-78061

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                               ARDEN REALTY, INC.
      (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS GOVERNING INSTRUMENTS)

               MARYLAND                                     95-04578533
     (STATE OR OTHER JURISDICTION                         (I.R.S. EMPLOYER
    OF INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NO.)

                            11601 WILSHIRE BOULEVARD
                                  FOURTH FLOOR
                          LOS ANGELES, CALIFORNIA 90025
                                  310.966.2600
                    (Address of Principal Executive Offices)

                                RICHARD S. ZIMAN
                            11601 WILSHIRE BOULEVARD
                                  FOURTH FLOOR
                          LOS ANGELES, CALIFORNIA 90025
                                  310.966.2600
            (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)

                           --------------------------

                                   Copies To:
                               WILLIAM J. CERNIUS
                                LATHAM & WATKINS
                        650 TOWN CENTER DRIVE, SUITE 2000
                          COSTA MESA, CALIFORNIA 92626
                                  714.540.1235


                           --------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

================================================================================




                                                  CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                  Proposed Maximum       Proposed Maximum
                                                  Amount to be    Aggregate Price Per    Aggregate Offering       Amount of
         Title of Shares to be Registered          Registered          Share (1)               Price (1)      Registration Fee(1)
---------------------------------------------------------------------------------------------------------------------------------
      Common Stock, $.01 par value per share(2)     2,500,000         $25.50                $63,750,000            $17,723

=================================================================================================================================



(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on May 20, 1999, pursuant to Rule 457(f). The amount of the registration fee does not include $3,876 previously paid on the registration of 580,273 shares of Common Stock.

(2) Each share of common stock being registered hereunder, if issued prior to the termination by the Company of its Rights Agreement dated as of August 14, 1998, will include one Common Share Purchase Right. Prior to the occurrence of certain events, the Common Share Purchase Rights will not be exercisable or evidenced separately from the Common Stock.

                           --------------------------

           THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.



--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated May 21, 1999

P R O S P E C T U S


                               ARDEN REALTY, INC.


                                3,080,273 SHARES

                                  COMMON STOCK
                                   ----------




           This prospectus relates to the possible offer and sale from time to time of up to 3,080,273 shares of our common stock, par value $.01 per share, by the "Selling Stockholders" identified in this prospectus. See "Plan of Distribution." We will not receive any proceeds from the sale of the shares of common stock offered by the Selling Stockholders.



           We are a self-administered and self-managed real estate investment trust engaged in acquiring, developing, renovating, leasing and managing commercial properties located in Southern California. We currently conduct all of our operations through Arden Realty Limited Partnership, a Maryland limited partnership referred to in this prospectus as the Operating Partnership, and our subsidiaries. We are the sole general partner of the Operating Partnership and as of March 31, 1999 owned a 95.26% interest in the Operating Partnership. Although we and the Operating Partnership are separate entities, for ease of reference and unless the context requires otherwise, all references in this prospectus to Arden Realty, us, we or our refers to Arden Realty, Inc. and the Operating Partnership, collectively.



           Specified Selling Stockholders were issued 580,273 units of limited partnership interests in the Operating Partnership, referred to in this prospectus as OP Units. These Selling Stockholders have the contractual right to tender their OP Units for cash redemption or, at our election, to exchange the tendered OP Units on a one-for-one basis for shares of our common stock. In addition, other specified Selling Stockholders were issued warrants to purchase up to an aggregate of 2,500,000 shares of our common stock, referred to in this prospectus as Warrants, at an exercise price of $29.56875 per share. We are registering, and this prospectus relates to, the offer and sale by the Selling Stockholders of shares of common stock to be received by the Selling Stockholders in exchange for their OP Units or the exercise of their Warrants, as applicable. The registration of these shares however, does not necessarily mean that any or all of these shares will be offered or sold by the Selling Stockholders. The registration statement of which this prospectus is a part is being filed pursuant to our contractual obligations with the holders of the OP Units and the Warrants. We have also agreed to pay all expenses of this registration.

           Our common stock is listed on the New York Stock Exchange under the symbol "ARI." On April 30, 1999, the last reported sales price of our common stock on the NYSE was $25 per share.

                                   ----------

           SEE "RISK FACTORS" IN OUR ANNUAL REPORT ON FORM 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, WHICH IS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, FOR CERTAIN RELEVANT FACTORS TO CONSIDER BEFORE MAKING AN INVESTMENT IN OUR COMMON STOCK.

                                   ----------

           NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is May ___, 1999

                           FORWARD-LOOKING STATEMENTS

           In addition to historical information, we have made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus, such as those pertaining to our capital resources and performance of our operations. "Forward-looking statements" are projections, plans, objectives or assumptions about our company. Forward-looking statements involve numerous risks and uncertainties, and you should not place undue reliance on these statements since there can be no assurance that the events or circumstances reflected in these statements will actually occur. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates" or "anticipates" or the negative thereof or other variations thereof or comparable terminology or by discussions of strategy, plans or intentions. Forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect, imprecise and incapable of being realized. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

            -     our anticipated growth strategies;

            -     our intention to acquire additional properties;

            - anticipated trends in our business, including trends in the market for office building leases in the Southern California market;

            -     future expenditures for development projects; and

            -     availability of capital to finance our business.

           Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update forward-looking statements.

                                   THE COMPANY

GENERAL

           We are a self-administered and self-managed REIT engaged in acquiring, developing, renovating, leasing and managing commercial properties located in Southern California. As of December 31, 1998, we owned a portfolio of 138 primarily office properties containing approximately 18 million rentable square feet (the "Properties"), making us the largest publicly traded owner of office space in Southern California as measured by total rentable square feet owned.

           We operate from our Los Angeles, California headquarters and are a fully-integrated real estate company with approximately 240 full-time employees and in-house expertise in acquisitions, finance, asset management, leasing and construction.

           We seek to grow by continuing to acquire office properties that are located in submarkets with growth potential, are underperforming or need renovation and which offer opportunities for us to implement our value-added strategy to increase cash flow. This strategy includes active management and aggressive leasing efforts, a focused renovation and refurbishment program for underperforming assets, reduction and containment of operating costs and emphasis on tenant satisfaction (including efforts to maximize tenant retention at lease expiration and programs to relocate tenants to other spaces within our portfolio).

           We are a Maryland corporation incorporated on May 1, 1996. Our executive offices are located at 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025 and our telephone number is (310) 966-2600.

THE OPERATING PARTNERSHIP

           Since the closing of our initial public offering in October 1996, substantially all of our assets have been held directly or indirectly by, and our operations conducted through, the Operating Partnership and our subsidiaries. We are the sole general partner of the Operating Partnership and, as of March 31, 1999, owned a 95.26% interest therein. Our interest in the Operating Partnership entitles us to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to such percentage ownership. Certain individuals and entities own the remaining OP Units, including Messrs. Ziman and Coleman, together with two entities which were issued OP Units in connection with the Company's acquisition of certain Properties previously owned by such entities. Holders of OP Units are entitled to cause the Operating Partnership to redeem their OP Units for cash. However, the Company may, in lieu of cash payment, elect to exchange such OP Units for shares of our common stock (on a one-for-one basis), subject to certain limitations. With each redemption or exchange of OP Units, the Company's percentage interest in the Operating Partnership will increase (all other factors remaining unchanged).

           As the sole general partner of the Operating Partnership, we generally have the exclusive power under the Partnership Agreement to manage and conduct the business of the Operating Partnership, subject to limited exceptions. Our Board of Directors will manage our affairs by directing the affairs of the Operating Partnership. The Operating Partnership cannot be terminated (except in connection with a sale of all or substantially all of our assets, a business combination or as the result of judicial decree or the redemption of all of the OP Units held by the Limited Partners) until the year 2096 without a vote of the partners of the Operating Partnership.

                              SELLING STOCKHOLDERS


           The following table provides the names of, and the maximum number of shares of common stock that will be owned and offered from time to time under this prospectus by, each Selling Stockholder following exchange of their respective OP Units or exercise of their respective Warrants, as applicable. Because the Selling Stockholders may sell all or part of their shares of common stock pursuant to this prospectus, and the offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number and percentage of shares of our common stock that will be held by each Selling Stockholder upon termination of the offering.



                                                                                      Maximum Number of
                                                                Shares of Common       Shares of Common         Percentage of
                                                                  Stock Owned       Stock Issuable in the    Outstanding Common
                                                                     Prior              Exchange of         Stock Following the
                                                                     to the             OP Units or         Exchange of OP Units
                                                                 Exchange of OP         Exercise of           or Exercise of
OP UNIT HOLDERS                                                Units or Exercise    Warrants and Available  Warrants and Prior
Name                                                             of Warrants(1)         for Resale(1)         to Resale(1)(2)
----                                                            ----------------    ---------------------    ------------------
Leonard & Joyce Wilstein Revocable Trust pf 1986                       0                   131,210                    *

David & Susan Wilstein Family Trust - 1989                             0                   131,210                    *

1987 Jenson Revocable Living Trust                                     0                    17,598                    *

Spectrum Investments III, LP (3)                                       0                   122,753                    *

Spectrum Investments, L.P. (4)                                         0                    80,667                    *

Highridge-Apollo Grand Plaza, LP                                       0                    10,412                    *

91 Freeway Partners                                                    0                    86,423                    *

WARRANT HOLDERS
Name
----
Spectrum Investments II, L.P.                                          0                   594,250                    *

Eastrich No. 175, LLC                                                  0                 1,905,750                    *



*     Less than 1%

(1)   Based on information available to us as of April 15, 1999.


(2) Assumes all OP Units held by the Selling Stockholders are exchanged for shares of common stock and all Warrants held by the Selling Stockholders are exercised. Also assumes that no transactions with respect to the shares of our common stock or the OP Units occur other than the exchange.


(3) Includes the individual interests of Phil Belling, Steve Layton, Dave Thomas, Steve Briggs and Tom Rutherford whose ownership constitutes 40,496; 40,496; 23,411; 15,819 and 2,531 of the OP Units, respectively.

(4) Includes the individual interests of Phil Belling, Steve Layton, Dave Thomas, Steve Briggs and Tom Rutherford whose ownership constitutes 31,003; 18,096; 23,368; 7,069 and 1,131 of the OP Units, respectively.


           The Selling Stockholders identified above received the OP Units or Warrants listed above in connection with our purchase of Properties from them. In connection with such purchases and issuance of OP Units, we agreed to file a registration statement with the Securities and Exchange Commission, or SEC, covering the resale of the shares of common stock issued to each specified Selling Stockholder upon exchange of OP Units. In addition, in connection with such purchases and issuance of Warrants, we provided the holders of the Warrants with the right to include the shares issuable upon exercise of the Warrants in a registration statement that is otherwise filed. The holders of the Warrants have elected to have the shares of Common Stock issuable upon exercise of the Warrants included in this Registration Statement. In addition, we agreed to indemnify each Selling Stockholder against claims made against them arising out of, among other things, statements made in the registration statement.



           The holding of the Warrants by the specified Selling Stockholders should not be construed as a recommendation by the specified Selling Stockholders of the investment quality of Arden Realty's common stock and the Selling Stockholders will not be liable for any future liabilities of Arden Realty.


                         FEDERAL INCOME TAX CONSEQUENCES

           The following is a summary of the federal income tax considerations anticipated to be material to purchasers of our common stock. This summary is based on current law, is for general information only and is not tax advice. Your tax treatment will vary depending on your particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock in light of his or her personal investments or tax circumstances, or to stockholders who receive special treatment under the federal income tax laws. Stockholders receiving special treatment include, without limitation: insurance companies; financial institutions or broker-dealers; tax-exempt organizations; stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction, or as a position in a straddle for tax purposes; foreign corporations or partnerships; and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to you as a holder of our common units or our common stock.

           The information in this section is based on the Internal Revenue Code; current, temporary and proposed Treasury regulations promulgated under the Internal Revenue Code; the legislative history of the Internal Revenue Code; current administrative interpretations and practices of the Internal Revenue Service; and court decisions. The administrative interpretations and practices of the Internal Revenue Service include its practices and policies as expressed in private letter rulings which are not binding on the Internal Revenue Service, except with respect to the particular taxpayers who requested and received these rulings.

           Future legislation, Treasury regulations, administrative interpretations and practices and/or court decisions may adversely affect the tax considerations contained in this discussion. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service concerning our tax treatment, and the statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the Internal Revenue Service or if challenged, will not be sustained by a court.

           YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND SALE OR OTHER DISPOSITION OF OUR COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES; OUR ELECTION TO BE TAXED AS A REIT FOR FEDERAL INCOME TAX PURPOSES; AND POTENTIAL CHANGES IN THE TAX LAWS.

           TAXATION OF ARDEN REALTY, INC.

           GENERAL. We elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 1996. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 1996. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code. There is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "--Failure to qualify."

           The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. This summary is qualified in its entirety by the Internal Revenue Code, relevant rules and treasury regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and treasury regulations.

           If we qualify for taxation as a REIT, we generally will not be required to pay federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" that ordinarily results from investment in a corporation. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when this income is distributed. We will be required to pay federal income tax, however, under a number of circumstances, as described in the Internal Revenue Code.

           REQUIREMENTS FOR QUALIFICATION AS A REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

           (1) that is managed by one or more trustees or directors;

           (2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

           (3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code;

           (4) that is not a financial institution or an insurance company within the meaning of the Internal Revenue Code;

           (5) that is beneficially owned by 100 or more persons;

           (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including specified entities, during the last half of each taxable year; and

           (7) that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

           We believe that we have satisfied conditions (1) through (7) inclusive. In addition, our charter provides for restrictions regarding ownership and transfer of our shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. However, they may not ensure that we will, in all cases, be able to satisfy the share requirements.

           OWNERSHIP OF A PARTNERSHIP INTEREST. Treasury regulations provide that if we are a partner in a partnership, we will be deemed to own our proportionate share of the assets of the partnership. Also, we will be deemed to be entitled to our proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in our hands for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of the Operating Partnership are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. In addition, for these purposes, the Operating Partnership's assets and items of income include its share of assets and items of income of any partnership in which it owns an interest. We have direct control of the Operating Partnership and will continue to operate it in a manner consistent with the requirements for qualification as a REIT.

           INCOME TESTS. We must satisfy two gross income requirements annually to maintain our qualification as a REIT:

            - First, each taxable year we must derive directly or indirectly at least 75% of our gross income, excluding gross income from prohibited transactions, from (a) investments relating to real property or mortgages on real property, including "rents from real property" and, in some circumstances, interest, or (b) specified types of temporary investments;

            - Second, each taxable year we must derive at least 95% of our gross income, excluding gross income from prohibited transactions, from (a) the real property investments described above, or (b) dividends, interest and gain from the sale or disposition of stock or securities or (c) any combination of the foregoing.

           Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

            - the amount of rent must not be based in any way on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely because it is based on a fixed percentage or percentages of receipts or sales;

            - rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the interests in that tenant;

            - if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

            - for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property, subject to a 1% de minimis exception, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

           The Operating Partnership will not receive amounts from tenants which will not qualify as "rents from real property" except to the extent that we determine, based on the advice of our tax counsel, that receipt of such amounts will not jeopardize our status as a REIT.

           If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under the Internal Revenue Code. Generally, we may avail ourselves of the relief provisions if:

            - our failure to meet these tests was due to reasonable cause and not due to willful neglect;

            - we attach a schedule of the sources of our income to our federal income tax return; and

            - any incorrect information on the schedule was not due to fraud with intent to evade tax.

           It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

           ASSET TESTS. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets.

            - First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items, government securities and specified temporary investments.

            - Second, not more than 25% of our total assets may be represented by securities, other than those securities includible in the 75% asset test.

            - Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities.

           After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. For this purpose, an increase in our interests in the Operating Partnership will be treated as an acquisition of a portion of the securities or other property owned by this partnership. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to comply with these tests and do not cure noncompliance within the time period described above, we would cease to qualify as a REIT.

           ANNUAL DISTRIBUTION REQUIREMENTS. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

            - 95% of our "REIT taxable income" as defined in the Internal Revenue Code; and

            - 95% of our after tax net income, if any, from foreclosure property; minus

            - the excess of the sum of specified items of our noncash income items over 5% of "REIT taxable income."

           We must pay these distributions in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for that year and paid on or before the first regular dividend payment following their declarations. Except as provided below, these distributions are taxable to our stockholders in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 95% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be required to pay tax on such income at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

           Under certain circumstances, we may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends in order to meet the distribution requirements.

           We may be able to rectify an inadvertent failure to meet our distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which we may include in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

           In addition, we will be required to pay a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year, or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following that year, at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods.

           FAILURE TO QUALIFY.

           If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be required to pay tax, including any alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable at ordinary income rates to the extent of our current and accumulated earnings and profits. In this event, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief. In addition, President Clinton's 2000 Federal Budget Proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 2000. If enacted, this provision could effectively preclude us from re-electing to be taxed as a REIT following a loss of REIT status.

           TAXATION OF TAXABLE U.S. STOCKHOLDERS.

           DISTRIBUTIONS GENERALLY. Distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. stockholders (i.e., stockholders who are U.S. persons as defined in the Internal Revenue Code) as ordinary income. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. stockholders that are corporations.

For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our common stock.

           To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. stockholder. This treatment will reduce the adjusted basis which each U.S. stockholder has in his or her shares of stock for tax purposes by the amount of the distribution, but not below zero. Distributions in excess of a U.S. stockholder's adjusted basis in his or her shares will be taxable as capital gain, provided that the shares were held as capital assets. This gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

           CAPITAL GAIN DISTRIBUTIONS. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. stockholders as gains from the sale or disposition of a capital asset to the extent that these gains do not exceed our actual net capital gain for the taxable year. Depending on the tax characteristics of the assets which produced these gains, and on specified designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. stockholders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income.

           PASSIVE ACTIVITY LOSSES AND INVESTMENT INTEREST LIMITATIONS. Distributions we make and gain arising from the sale or exchange by a U.S. stockholder of our shares will not be treated as passive activity income. As a result, U.S. stockholders will generally be unable to apply any "passive losses" against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, may not be treated as investment income depending upon your particular situation.

           RETENTION OF NET LONG-TERM CAPITAL GAINS. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. stockholder generally would: (a) include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls; (b) be deemed to have paid its proportionate share of the capital gains tax imposed on us on the designated amounts included in the U.S. stockholder's long-term capital gains; (c) receive a credit or refund for the amount of tax deemed paid by it; (d) increase the adjusted basis of its common stock by the difference between the amount of includible gains and the tax deemed to have been paid by it; and (e) in the case of a U.S. stockholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains as required by treasury regulations to be prescribed by the IRS.

           DISPOSITIONS OF COMMON STOCK.

           If you are a U.S. stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset. This gain or loss will be long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a U.S. stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less, then after applying the relevant holding period rules, the loss you recognize will be treated as a long-term capital loss to the extent you received distributions from us which were required to be treated as long-term capital gains.

           BACKUP WITHHOLDING.

           We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or is otherwise exempt and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the backup withholding rules. A U.S. stockholder that does not provide us with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status.

           TAXATION OF TAX-EXEMPT STOCKHOLDERS.

           The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, dividend income from us and gain from the sale of our shares generally will not be unrelated business taxable income to a tax-exempt stockholder. This income or gain will be unrelated business taxable income, however, under certain circumstances, including where the tax-exempt stockholder holds its shares as "debt financed property" within the meaning of the Internal Revenue Code or if the shares are used in a trade or business of the tax-exempt stockholder. Tax-exempt shareholders should consult their tax advisors regarding the application of the unrelated business taxable income provisions of the Internal Revenue Code.

           TAXATION OF NON-U.S. STOCKHOLDERS.

           The preceding discussion does not address the rules governing U.S. federal income taxation of the ownership and disposition of common stock by persons that are non-U.S. stockholders. In general, non-U.S. stockholders may be subject to special tax withholding requirements on distributions from us and with respect to their sale or other disposition of our common stock, except to the extent reduced or eliminated by an income tax treaty between the United States and an eligible non-U.S. stockholder's country. Non-U.S. stockholders should consult their tax advisors concerning the federal income tax consequences to them of an acquisition of shares of common stock, including the federal income tax treatment of dispositions of interests in and the receipt of distributions from us.

           OTHER TAX CONSEQUENCES.

           We may be required to pay state or local taxes in various state or local jurisdictions, including those in which we transact business. Our stockholders may be required to pay state or local taxes in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences summarized above. In addition, your state and local tax treatment may not conform to the federal income tax consequences summarized above. Consequently, you should consult your tax advisor regarding the effect of state and local tax laws on an investment in our common stock.

                       WHERE CAN YOU FIND MORE INFORMATION

            We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is "http://www.sec.gov." You also may inspect copies of these materials and other information about us at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

           The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we will file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, before the termination of the offering of the Offered Shares under this prospectus:

            - Annual Report on Form 10-K and related Form 10-K/A for the fiscal year ended December 31, 1998;

            - Quarterly Report on Form 10-Q for the first quarter ended March 31, 1999;

            - Proxy Statement for Annual Meeting of Stockholders held on May 18, 1999; and

            - Our Current Report on Form 8-K, filed by us with the Commission on April 20, 1999.

           - The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on September 18, 1996, as amended and filed on October 3, 1996, including any subsequently filed amendments and reports updating such description.

           - The description of our Preferred Share Purchase Rights contained in our Registration Statement in Form 8-A filed with the Commission on August 26, 1998, including any subsequently filed amendments and reports updating such description.

           You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                               Arden Realty, Inc.
                               11601 Wilshire Boulevard, Fourth Floor
                               Los Angeles, California 90025
                               Attention:  Secretary
                               Telephone number: (310) 966-2600

           This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. We have authorized no one to provide you with any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                              PLAN OF DISTRIBUTION


           This prospectus relates to the offer and sale from time to time by the Selling Stockholders of up to 3,080,273 shares of common stock that may be issued to the Selling Stockholders in connection with the tendering by the Selling Stockholders of their OP Units or the exercise of their Warrants, as applicable. We are registering the offer and sale of shares of our common stock by the Selling Stockholders, but the registration of these shares does not necessarily mean that any or all of such shares will be offered or sold by any of the Selling Stockholders.


           We will not receive any proceeds from the sale of the shares by the Selling Stockholders. "Selling Stockholder" includes donees, transferees and pledgees selling shares received from a named Selling Stockholder after the date of this prospectus.


           The shares of our common stock issued upon exchange of their OP Units or exercise of their Warrants may be offered and sold at various times by the Selling Stockholders. Each of the Selling Stockholders will act independently of us in making decisions with respect to these shares of common stock that are being registered hereby and may offer those shares of our common stock in one or more of the following transactions:


            -     on the New York Stock Exchange;

            -     in the over-the-counter market;

            - in transactions other than on such exchanges or in the over-the-counter market;

            -     in brokerage transactions;

            -     in block trades;

            -     through put or call options;

            -     in privately negotiated transactions;

            -     in connection with short sales of the shares of Common Stock;

            -     by pledge to secure debts and other obligations;

            - in open market sales in reliance upon Rule 144 under the Securities Act of 1933, as amended (the "Securities Act");

            - in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

            -     in a combination of any of the above transactions.


           The Selling Stockholders may sell their shares of our common stock issued upon exchange of their OP Units or exercise of their Warrants at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders reserve the sole right to accept and, together with any agent of the Selling Stockholders, to reject in whole or in part any proposed purchase of the shares of our common stock issued upon exchange of their OP Units or exercise of their Warrants.



           The shares of our common stock issued upon exchange of their OP
Units or exercise of their Warrants may be sold from time to time to purchasers directly by any of the Selling Stockholders or through underwriters, dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of our common stock for whom they may act as an agent (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of our common stock issued upon exchange of their OP Units or exercise of their Warrants, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of such shares of our common stock by the Selling Stockholders. The Selling Stockholders and any dealers or agents that participate in the distribution of the shares of our common stock issued upon exchange of their OP Units or exercise of their Warrants may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any profit on the sale of the shares of our common stock by them and any commissions received by any dealers or agents might be deemed to be underwriting commissions under the Securities Act.


           Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.


           At a time any particular offer of shares of our common stock issued upon exchange of their OP Units or exercise of their Warrants is made by a Selling Stockholder, a supplement to this prospectus, if required, will be distributed setting forth their name and the names of any dealers or agents and any commissions and other terms constituting compensation from the Selling Stockholders and any other required information.



           Pursuant to an agreement with the Selling Stockholders, we will pay substantially all of the expenses incident to the registration of the resale of the shares of common stock issuable upon the exchange of OP Units or exercise of their Warrants, estimated to be approximately $44,599. Under agreements entered into with the Selling Stockholders, they and any underwriter they may utilize will be indemnified by us against certain civil liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS


           Certain legal matters, including the validity under Maryland law of the shares of our common stock offered hereby, will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.


                                     EXPERTS

           Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule in our Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================


           WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS CONTAINED IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS CONTAINED IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.








                                3,080,273 SHARES


                               ARDEN REALTY, INC.


                                  COMMON STOCK



                               -------------------

                                   PROSPECTUS
                               -------------------










                                  MAY ___, 1999




================================================================================

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

           The following table itemizes the expenses incurred by Arden Realty, Inc. (the "Registrant") in connection with the registration of the shares of the Registrant's common stock, par value $.01 per share ("common stock"), offered hereby. All amounts shown are estimates except the Securities and Exchange Commission's registration fee.


                Registration Fee - Securities and Exchange Commission                 $21,599

                Legal Fees and Expenses                                                20,000
                Miscellaneous Expenses                                                  3,000
                                                                                      -------
                Total                                                                 $44,599
                                                                                      =======


Item 15.   Indemnification of Directors and Officers.

           The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. The Charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.


           The Charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to
(a) any individual who is a present or former director or officer who is made a party to a proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Company. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, without requiring a preliminary determination of the ultimate entitlement to indemnification, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or
(b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Charter and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.


           The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his services in that capacity against reasonable expenses incurred in connection therewith. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in such capacity unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt by the corporation of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

           The inclusion of the above provisions in our Charter and Bylaws may have the effect of reducing the likelihood of stockholder derivative suits against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Furthermore, it is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

           The Partnership Agreement also provides for indemnification and advance of expenses of the Company and its officers and directors to a substantially similar extent as indemnification and advance of expenses is provided to officers and directors of the Company in our Charter and Bylaws, and limits the liability of the Company to the Operating Partnership and its partners to a substantially similar extent as liability of officers and directors of the Company and its stockholders is limited under our Charter.

Item 16.   Exhibits

           See attached exhibit index.

Item 17.   Undertaking.

           The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                     Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 21, 1999.



                                                ARDEN REALTY, INC.

                                                By: /s/ RICHARD S. ZIMAN
                                                    ---------------------------
                                                    Richard S. Ziman
                                                    Chairman of the Board and
                                                    Chief Executive Officer








           Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on May 21, 1999.




               Signature                                              Title
          /s/RICHARD S. ZIMAN                   Chairman of the Board, Chief Executive Officer and Director
-------------------------------------------     (Principal Executive Officer)
           Richard S. Ziman

         /s/ VICTOR J. COLEMAN*                 President, Chief Operating Officer and Director
-------------------------------------------
           Victor J. Coleman

          /s/ DIANA M. LAING*                   Chief Financial Officer and Secretary (Principal Financial
-------------------------------------------     Officer and Accounting Officer)
            Diana M. Laing

         /s/ RICHARD S. DAVIS*                  Senior Vice President and Chief Accounting Officer
-------------------------------------------
           Richard S. Davis

          /s/ CARL D. COVITZ*                   Director
-------------------------------------------
            Carl D. Covitz

           /s/ LARRY S. FLAX*                   Director
-------------------------------------------
             Larry S. Flax

          /s/ PERTER S. GOLD*                   Director
-------------------------------------------
             Peter S. Gold

          /s/ STEVEN C. GOOD*                   Director
-------------------------------------------
            Steven C. Good

         /s/ KENNETH B. ROATH*                  Director
-------------------------------------------
           Kenneth B. Roath


*By:     /s/ RICHARD S. ZIMAN
-------------------------------------------
           Richard S. Ziman
         as Attorney-in-Fact


                                 EXHIBIT INDEX



EXHIBIT                                                                                      PAGE
  4.1           Rights Agreement, dated as of August 14, 1998, between Arden
                Realty, Inc. and the Bank of New York as filed as an exhibit to the current report on Form 8-K, dated August 26, 1998, and incorporated herein by reference.

  5.1 Form of Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding the validity of the common stock being registered

  8.1 Form of Opinion of Latham & Watkins regarding certain federal income tax matters

  23.1          Consent of Ballard Spahr Andrews & Ingersoll, LLP (included in
                Exhibit 5.1)

  23.2          Consent of Latham & Watkins (included in Exhibit 8.1)

  23.3          Consent of Ernst & Young LLP

  24.1 Power of Attorney (included on signature page to the Registration Statement as filed on May 7, 1999)


                                      S-2